CSI Compressco LP
Conflict Minerals Report
For the reporting period from January 1, 2015 to December 31, 2015
This Conflict Minerals Report (this “Report”) of CSI Compressco LP (the “Company,” “we,” or “our”) has been prepared pursuant to Rule 13p-1 and in accordance with the requirements of Form SD (the “Rule”), each of which was promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period of January 1, 2015 to December 31, 2015 (the “Reporting Year”).
The Rule requires the Company, as a company required to file reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) of the Exchange Act, to take certain actions and to disclose certain information when it manufactures or contracts to manufacture products that contain specified minerals that are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as “3TG,” are gold, columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten.
As described in this Report, the Company has conducted an analysis of our products and found that, although we do not directly purchase 3TG from our suppliers, the Company purchases products, component parts, and materials that contain metal, some of which contain 3TG. In accordance with the Rule, the Company undertook due diligence to determine the source and chain of custody of 3TG necessary to the functionality or production of its products. The objective of this due diligence was to determine whether or not the 3TG originated from the Democratic Republic of Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, or Angola (the “Covered Countries”), and if so, whether sourcing practices directly or indirectly financed or benefited armed groups in the Covered Countries.
Pursuant to guidance provided by the Division of Corporation Finance of the SEC regarding the application of the Rule, this Report has not been subject to an independent private sector audit.
Description of the Company’s Products Covered by this Report
This Report relates to compressors used to provide both conventional wellhead and unconventional compression services that were manufactured by the Company during the Reporting Year for sale to third parties (the “Compressors”). A limited number of components that comprise each of the Compressor units contain gold, tantalum, tin, and/or tungsten that are necessary for the functionality or production of the Compressors.
On August 4, 2014, the Company completed the purchase of all the outstanding shares of Compressor Systems, Inc. Prior to the acquisition, Compressor Systems, Inc. had not been obligated to provide a specialized disclosure report with respect to any 3TG necessary to the functionality or production of products that it manufactured or contracted to manufacture. As applicable, products manufactured or contracted to be manufactured by this newly acquired company will be included in our Conflict Minerals Report for the reporting period of January 1, 2016 to December 31, 2016.
The Company’s Conflict Minerals Program
The Company determined that, under the Rule, it was required to exercise due diligence on the source and chain of custody of the 3TG contained in the Compressors, and exercised such due diligence. The Company’s due diligence measures were designed to conform in all material respects to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum, and tungsten (collectively, the “OECD Guidance”).
The following is a description of the measures that we took to exercise due diligence on the source and chain of custody of necessary 3TG contained in the Compressors.
Step 1: Company Management System
Conflict Minerals Policy
We have adopted a written policy relating to 3TG in the Company’s products (the “Conflict Minerals Policy”), incorporating relevant standards contained in the OECD Guidance. The Conflict Minerals Policy, which is available at http://media.corporate-ir.net/media_files/IROL/24/249884/cg/Conflict-Minerals-Policy.pdf, states that we are committed to responsible sourcing of materials for our products, including the sourcing of 3TG, and to sourcing products from suppliers that share our values regarding ethics, integrity, and respect for human rights. It reflects our expectation that our suppliers will (i) provide appropriate information and conduct necessary due diligence in order to facilitate our compliance with the Rule, (ii) adopt and enforce responsible sourcing practices and policies consistent with the Conflict Minerals Policy, and (iii) require their direct and indirect suppliers to do the same.
Internal Management Team
We have assembled a core team of employees that are involved in various phases of compliance with the Rule, including personnel from Legal, Global Supply Chain and Procurement, Engineering, Manufacturing, and Finance. This core team, which formally reports to senior management, has developed and implemented a Conflict Minerals supplier engagement and due diligence plan.
Senior Management and the Audit Committee of our Board of Directors were briefed about the results of our supplier engagement and due diligence efforts on a periodic basis in 2015 and 2016.
Control Systems
We have developed a process to retain relevant documentation related to our Conflict Minerals compliance efforts and determinations, including the following:

•	documentation used to determine which of the Company’s products were potentially subject to the Rule,

•	lists of components and parts used by the Company in its manufacturing of the Compressors (the “Components and Parts”) and their associated suppliers,

•	compilations of At-Risk Suppliers (as defined below), and

•	communications to and from At-Risk Suppliers about the presence of 3TG in the Components and Parts purchased by the Company for use in its manufacturing of the Compressors.

We do not have direct relationships or communications with any 3TG smelters and refiners (“SORs”). As a result, we have implemented a supplier engagement process, which involves a written Conflict Minerals Disclosure Questionnaire (“Questionnaire”). The Questionnaire is sent to the Company’s At-Risk Suppliers and gathers necessary information and certifications about (i) the presence of 3TG in the specific Components and Parts purchased by the Company for use in its manufacturing of the Compressors, (ii) the countries of origin and SORs of the 3TG contained in Components and Parts containing 3TG supplied to the Company for use in its manufacturing of the Compressors, and (iii) whether such 3TG directly or indirectly financed or benefited armed groups in the Covered Countries.
Rather than completing the Questionnaire, as requested, some of our At-Risk Suppliers chose provide information related to 3TG using the due diligence tools developed by the Conflict-Free Sourcing Initiative (‘CFSI”), including the CFSI’s Conflict Minerals Reporting Template (“CMRT”), which is designed to identify the SORs that process the 3TG in the company’s entire supply chain.
We also maintain a company-level grievance mechanism, as described in our Code of Business Conduct, which enables employees to anonymously report concerns, including, but not limited to, any concerns about our 3TG supply chain. We communicated this mechanism to our employees through mandatory training sessions, posters, and brochures.
Step 2: Identification and Assessment of Supply Chain Risks
Reasonable Country of Origin Inquiry
As a downstream company, the Company’s supply chain with respect to the Compressors is complex. We are several tiers removed from mining operations and SORs. Moreover, the Company believes that SORs are best situated to identify the sources of 3TG.
The Company has conducted an analysis of our products and found that while the Company does not purchase 3TG directly from mines, SORs, or the Company’s suppliers, the Company purchases Components and Parts that contain metal, some of which contain 3TG. We must, therefore, rely on our suppliers to provide information regarding the source and chain of custody of the 3TG or to give the Company access to third parties in the suppliers’ own supply chains and for those third parties to provide information to the Company regarding the source and chain of custody of the 3TG.

We asked the Company’s suppliers of the Components and Parts that contain (or may contain) necessary 3TG to provide information about their supply chain using the Company’s Questionnaire and/or the CMRT. As discussed more fully below, we compared the SORs identified by these suppliers against the CFSI smelter and refiner database (available at http://www.conflictfreesourcing.org) as of May 25, 2016.
Based on the information provided by our suppliers, the identified SORs, and CFSI, the Company believes that the countries of origin of the 3TG in the Compressors may include some or all of the countries listed in Appendix B to this Report.
This supplier survey and SOR review process constituted our Reasonable Country of Origin Inquiry (“RCOI”). This RCOI combined with our risk assessment and mitigation efforts described below represent the Company’s best efforts to trace the source of the 3TG in our supply chain to the mine or location of origin as necessary.
Supply Chain Risk Assessment
In order to identify and assess the risks in our supply chain, we first conducted a high-level assessment to determine which products the Company manufactured or contracted to manufacture in 2015 contain or may contain 3TG necessary to the functionality or production of those products. This assessment included a review of typical industry uses of 3TG. Next, we identified the suppliers of the Components and Parts that contain (or may contain) necessary 3TG (hereinafter, “At-Risk Suppliers”).
We directly engaged with At-Risk Suppliers via email notifying them that we would be updating our Conflict Minerals due diligence and requesting that the At-Risk Suppliers complete the written Questionnaire with regard to the specific Components and Parts purchased by the Company from the At-Risk Suppliers.
The At-Risk Suppliers’ responses that we received contained varying degrees of information regarding the names and locations of SORs that process the 3TG used by our suppliers, which are ultimately incorporated into the Compressors. We have designed and adopted a risk assessment process that summarizes our risk mitigation efforts. Pursuant to our risk-assessment process, we performed due diligence reviews of At-Risk Supplier responses related to their use of 3TG. We conducted necessary follow-up communications with At-Risk Suppliers via email and, in some cases, via telephone when information provided by the suppliers appeared to be incomplete or when suppliers failed to respond within a reasonable period of time. We also reviewed and evaluated the At-Risk Suppliers’ responses for completeness and accuracy and engaged with the At-Risk Suppliers to provide feedback on errors and inconsistencies, when required.
In addition, as stated above, we compared the SORs identified by the At-Risk Suppliers against (i) CFSI’s lists of SORs that have been found to be compliant with the relevant CFSP assessment protocol and (ii) CFSI’s lists of SORs that have committed to undergo a CFSP audit.
For this Reporting Year, we further refined our risk assessment process by providing many of our At-Risk Suppliers with lists of the specific Components and Parts purchased by the Company from those At-Risk Suppliers. The goal of this activity was to identify with more accuracy the 3TG contained in the particular Components and Parts supplied to the Company and incorporated into the Compressors and the SORs used to process that 3TG.
Step 3: Strategy to Respond to Identified Risks
As described in our Conflict Minerals Policy, in the event that we have reason to believe that a supplier is supplying us with 3TG from sources that may directly or indirectly finance or benefit armed groups in the Covered Countries, we may reevaluate the supplier relationship and take any appropriate action, including termination of our relationship with the supplier. If an At-Risk Supplier has been unresponsive or otherwise uncooperative in our Conflict Minerals due diligence efforts and/or is not aligned with our Conflict Minerals Policy, we may also consider reevaluating that supplier relationship.
Step 4: Independent Third-Party Audit of SOR Due Diligence Practices
As stated above, the Company does not purchase 3TG directly from SORs and there are often a number of third parties in the supply chain between the Company’s direct third-party suppliers of Components and Parts and the original sources of any 3TG contained in such Components and Parts. Consequently, we do not have direct relationships with SORs and do not perform direct audits of SORs within our supply chain. We rely on our suppliers to provide the information regarding any 3TG contained in the Components and Parts those suppliers sell to the Company.

We support our suppliers’ use of validation, certification, and audit programs of SORs upstream in our supply chain, such as the CFSI, which is sponsored by the Electronics Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”).
Step 5: Report on Supply Chain Due Diligence
As indicated in the Specialized Disclosure Report on Form SD, this Report is publicly available on the Company’s website at http://ir.csicompressco.com/phoenix.zhtml?c=249884&p=irol-govhighlights. The Company’s Conflict Minerals Policy is available at http://media.corporate-ir.net/media_files/ IROL/ 24/249884/cg/Conflict-Minerals-Policy.pdf.
Results of Supply Chain Due Diligence
Our efforts to determine the mine or location of origin of necessary 3TG in the Compressors with the greatest possible specificity consisted of the due diligence measures described in this Report, including our efforts to seek information from At-Risk Suppliers using the Questionnaire and/or the CMRT.
We sent Questionnaires to twenty-one (21) suppliers that we identified as At-Risk Suppliers. Eighteen (18) of these twenty-one (21) At-Risk Suppliers responded by completing the Company’s Questionnaire, as requested by the Company, and/or by providing one or more completed (or partially completed) CMRT. The remaining three (3) At-Risk Suppliers either failed to respond to our repeated requests for updated information or responded by providing only a brief letter or written statement.
One of the remaining three (3) At-Risk Suppliers is a distributor of products manufactured by other companies. This supplier’s Conflict Mineral Policy Statement, which is available on the supplier’s website, states that as a distributor, and not a manufacturer, the supplier is not subject to the requirements of the Rule and cannot certify the country of origin of the minerals contained in the products that it sells. The supplier states, however, that it will (i) ask its suppliers to engage in a reasonable country of origin inquiry or to perform due diligence on their supply chains and (ii) work to obtain available information from its suppliers for products that are used as components of its customers’ products. We provided this supplier with a list of the specific Components and Parts purchased by the Company from the supplier and integrated into the Compressors and requested that the supplier provide available information from its suppliers about the source of the 3TG used in these Components and Parts. When we did not receive a response within a reasonable period of time, we followed up with regular communications reiterating our requests for information. As of that date of this Report, however, we have not received any additional information from this supplier.
We also provided the other two (2) remaining At-Risk Suppliers with a list of the specific Components and Parts purchased by the Company from each of these suppliers and requested that the suppliers provide available information about the source and chain of custody of any 3TG contained in these Components and Parts. Again, when we did not receive a response within a reasonable period of time, we followed up with regular communications reiterating our requests for information. As of that date of this Report, however, we have not received any additional information from these two (2) suppliers.
Eight (8) of the twenty-one (21) At-Risk Suppliers that we surveyed responded that the specific Components and Parts purchased by the Company from the supplier did not contain any 3TG.
Ten (10) of the twenty-one (21) At-Risk Suppliers that we surveyed responded that their products did contain a quantity of 3TG that was necessary to the functionality or production of the products. The majority of these ten (10) At-Risk Supplier respondents, however, provided information using only the CMRT rather than the Company’s Questionnaire, as requested. Thus, they provided only company-level information as to all of the SORs in the supplier’s entire supply chain without identifying the SORs used for the particular Components and Parts supplied to the Company. As a result, we do not have sufficient information regarding all of the SORs that processed necessary 3TG in the Compressors to conclusively determine whether those Conflict Minerals originated in the Covered Countries or whether the 3TG came from recycled or scrap sources.
Furthermore, while many of these ten (10) At-Risk Supplier respondents provided SOR data, the majority of the these respondents indicated that they had not finished the due diligence on their supply chains and, therefore, could not complete the Questionnaire or CMRT.

After exercising the due diligence described in this Report, however, we have determined that a portion of the necessary 3TG in the Compressors was sourced from SORs that had been certified by CFSI as being compliant with the relevant CFSP assessment protocol.
Two (2) of the twenty-one (21) At-Risk Suppliers that we surveyed responded that they had completed their due diligence as to all of the SORs in the At-Risk Supplier’s entire supply chain. An additional two (2) of the At-Risk Suppliers respondents informed that a company within the At-Risk Supplier’s own supply chain, which manufactured a particular Component and Part purchased by the Company, had completed their due diligence as to all of the SORs in that company’s supply chain and provided a CMRT completed by that company. All of the SORs identified by these four (4) At-Risk Suppliers are listed in Appendix A to this Report.
We analyzed and compared all of the 97 SORs listed in Appendix A against information obtained from the CFSI smelter and refiner database (available at http://www.conflictfreesourcing.org) as of May 25, 2016. All of the 97 SORs listed in Appendix A were known by CFSI. Of these 97 SORS, 90 have either been certified as compliant with the relevant CFSP assessment protocol or are currently progressing through the reaudit process. An additional 2 refiners are have been allocated a CID number by CFSI and have committed to undergo a CFSP audit.
Table 1 shows the percentage of CFSP-compliant SORs in the Company’s supply chain, broken out by metal.

Table 1
CFSP-Compliant SORs in CSI Compressco LP’s Supply Chain

Tantalum	8 of 8 (100%)
Tin	34 of 37 (92%)
Tungsten	3 of 6 (50%)
Gold	45 of 46 (98%)
Total	90 of 97 (93%)

Only two (2) of the identified SORs-Malaysia Smelting Corporation and Thailand Smelting and Refining Co., Ltd. (“Thaisarco”)-were identified as sources of 3TG from the Covered Countries. Both Malaysia Smelting Corporation and Thaisarco, however, by been certified to be compliant with the relevant CFSP assessment protocol.
Determination
The information received from our due diligence efforts from suppliers and other sources is not sufficient to conclusively determine the countries of origin of all the 3TG contained in the Compressors, whether the 3TG came from recycled or scrap resources, the facilities used to process them, their country of origin, or their mine or location of origin. We have found no reasonable basis for concluding that any of the SORs that may have been used to process the 3TG contained in the Compressors, including the smelters that have not yet undergone a CFSP audit, sourced 3TG that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.
Based on the information provided by our suppliers, the Company believes that the SORs that may have been used to process the 3TG contained in the Compressors include the SORs listed in Appendix A to this Report. Based on the information provided by the Company’s suppliers, the identified SORs, and CFSI, the Company further believes that the countries of origin of the 3TG in the Compressors may include some or all of the countries listed in Appendix B to this Report.
Planned Risk Mitigation for 2016 Onwards
The Company plans to take the following steps, among others, to improve our Conflict Minerals due diligence measures and to further mitigate the risk that necessary 3TG contained in the Compressors directly or indirectly finance or benefit armed groups in the Covered Countries:

•	In-Scope Products and Suppliers

◦	Continue to compile and review the list of covered products manufactured or contracted to be manufactured by newly acquired company, Compressor Systems, Inc., and associated suppliers as needed.

◦	Continue to review and update the list of covered products manufactured or contracted to be manufactured by CSI Compressco LP and associated suppliers as needed.

•	Supplier Engagement

◦	Engage with At-Risk Suppliers of Components and Parts used by newly acquired company, Compressor Systems, Inc., in its manufacturing of covered products to increase supply chain transparency.

◦	Implement a process to communicate the Company’s Conflict Minerals Policy to new and existing suppliers.

◦
Implement improvements to the internal elevation process within our supply chain organization to address situations in which suppliers fail to obtain and provide required information or fail to do so within a reasonable amount of time.

◦	Review third party programs to further improve our conflict mineral process by obtaining accurate and complete information about 3TG SORs.

◦	Continue to provide ongoing feedback to suppliers regarding errors and corrections required in connection with the Conflict Minerals due diligence process.

•	Systems Support

◦	Implement improvements to the Company Conflict Minerals database in which information from suppliers is collected and stored to allow for more effective analysis of the information in the database.

Appendix A
3TG Smelters and Refiners in CSI Compressco LP’s Supply Chain
This list is based on CSI Compressco LP supplier data as of May 25, 2016. In many cases, suppliers provided information encompassing their entire supply chain; this information was not limited to facilities that contributed only the 3TG used in the particular Components and Parts supplied to the Company. As a result, we are unable to conclusively determine whether the Compressors in fact contain 3TG from all of these sources.
Smelters or refiners listed as “Compliant” have been certified as compliant with the relevant CFSP assessment protocol or are currently progressing through the reaudit process. Smelters listed as “Active” have been allocated a CID number by CFSI and committed to undergo a CFSP audit, but have yet to be certified as compliant.
CFSP compliance data was obtained from CFSI’s smelter and refiner database, which is publicly available at http://www.conflictfreesourcing.org, as of May 25, 2016.

Metal	Smelter Reference List	Smelter Name	Smelter Country	CFSI Smelter I.D. Number	CFSP-Compliant Status as of 5/25/2016
Gold	Aida Chemical Industries Co., Ltd.	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058	Compliant
Gold	Argor-Heraeus SA	Argor-Heraeus SA	SWITZERLAND	CID000077	Compliant
Gold	Asahi Pretec Corporation	Asahi Pretec Corporation	JAPAN	CID000082	Compliant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Gold	Aurubis AG	Aurubis AG	GERMANY	CID000113	Compliant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	Compliant
Gold	Boliden AB	Boliden AB	SWEDEN	CID000157	Compliant
Gold	C. Hafner GmbH + Co. KG	C. Hafner GmbH + Co. KG	GERMANY	CID000176	Compliant
Gold	Chimet S.p.A.	Chimet S.p.A.	ITALY	CID000233	Compliant
Tungsten	Zhangyuan Tungsten Co Ltd	Chongyi Zhangyuan Tungsten Co Ltd	CHINA	CID000258
Tantalum	Conghua Tantalum and Niobium Smeltry	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291	Compliant
Tin	Cooper Santa	Cooper Santa	BRAZIL	CID000295	Compliant
Tin	CV United Smelting	CV United Smelting	INDONESIA	CID000315	Compliant
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345	Active
Gold	Dowa	Dowa	JAPAN	CID000401	Compliant
Tantalum	Duoluoshan	Duoluoshan	CHINA	CID000410	Compliant
Tin	EM Vinto	EM Vinto	BOLIVIA	CID000438	Compliant
Tin	ENAF	EM Vinto	BOLIVIA	CID000438	Compliant
Tantalum	Exotech Inc.	Exotech Inc.	UNITED STATES	CID000456	Compliant
Tin	Fenix Metals	Fenix Metals	POLAND	CID000468	Compliant

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Compliant
Tungsten	Global Tungsten & Powders Corp.	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	Compliant
Gold	Heimerle + Meule GmbH	Heimerle + Meule GmbH	GERMANY	CID000694	Compliant
Gold	Heraeus Ltd. Hong Kong	Heraeus Ltd. Hong Kong	CHINA	CID000707	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	Compliant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	CID000801	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	Compliant
Gold	Istanbul Gold Refinery	Istanbul Gold Refinery	TURKEY	CID000814	Compliant
Tungsten	Jiangxi Tungsten Co Ltd	Jiangxi Tungsten Industry Group Co Ltd	CHINA	CID000875
Gold	Johnson Matthey Inc.	Asahi Refining USA Inc.	UNITED STATES	CID000920	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	Compliant
Gold	Kennecott Utah Copper LLC	Kennecott Utah Copper LLC	UNITED STATES	CID000969	Compliant
Gold	Kojima Chemicals Co., Ltd.	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	Compliant
Tin	China Tin Group Co., Ltd.	China Tin Group Co., Ltd.	CHINA	CID001070	Compliant
Tin	China Tin (Hechi)	China Tin Group Co., Ltd.	CHINA	CID001070	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Compliant
Gold	Materion	Materion	UNITED STATES	CID001113	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd.	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	Compliant
Gold	Metalor Switzerland	Metalor Technologies SA	SWITZERLAND	CID001153	Compliant
Gold	Metalor USA Refining Corporation	Metalor USA Refining Corporation	UNITED STATES	CID001157	Compliant
Tin	Mineração Taboca S.A.	Mineração Taboca S.A.	BRAZIL	CID001173	Compliant
Tin	Minsur	Minsur	PERU	CID001182	Compliant
Gold	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN	CID001188	Compliant
Tantalum	Mitsui Mining & Smelting	Mitsui Mining & Smelting	JAPAN	CID001192	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY	CID001220	Compliant

Gold	Nihon Material Co., Ltd.	Nihon Material Co., Ltd.	JAPAN	CID001259	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	Compliant
Gold	Ohio Precious Metals, LLC	Elemetal Refining, LLC	UNITED STATES	CID001322	Compliant
Tin	OMSA	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	Compliant
Tin	OMSA	OMSA	BOLIVIA	CID001337	Compliant
Gold	PAMP SA	PAMP SA	SWITZERLAND	CID001352	Compliant
Tin	PT Babel Inti Perkasa	PT Babel Inti Perkasa	INDONESIA	CID001402	Compliant
Tin	PT Bangka Kudai Tin	PT Bangka Kudai Tin	INDONESIA	CID001409
Tin	PT Bangka Timah Utama Sejahtera	PT Bangka Timah Utama Sejahtera	INDONESIA	CID001416
Tin	PT Bangka Tin Industry	PT Bangka Tin Industry	INDONESIA	CID001419	Compliant
Tin	PT Timah	PT Timah	INDONESIA	CID001428	Compliant
Tin	PT Indra Eramult Logam Industri	PT Bukit Timah	INDONESIA	CID001428	Compliant
Tin	PT Bukit Timah	PT Bukit Timah	INDONESIA	CID001428	Compliant
Tin	PT DS Jaya Abadi	PT DS Jaya Abadi	INDONESIA	CID001434	Compliant
Tin	PT Eunindo Usaha Mandiri	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	Compliant
Tin	PT Mitra Stania Prima	PT Mitra Stania Prima	INDONESIA	CID001453	Compliant
Tin	PT Refined Bangka Tin	PT Refined Bangka Tin	INDONESIA	CID001460	Compliant
Tin	PT Sariwiguna Binasentosa	PT Sariwiguna Binasentosa	INDONESIA	CID001463	Compliant
Tin	PT Stanindo Inti Perkasa	PT Stanindo Inti Perkasa	INDONESIA	CID001468	Compliant
Tin	PT Tambang Timah	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	Compliant
Tin	PT Timah (Persero) Tbk Mentok	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	Compliant
Tin	PT Timah	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	Compliant
Tin	PT Tinindo Inter Nusa	PT Tinindo Inter Nusa	INDONESIA	CID001490	Compliant
Gold	Rand Refinery (Pty) Ltd.	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	Compliant
Tantalum	RFH	RFH	CHINA	CID001522	Compliant
Gold	Royal Canadian Mint	Royal Canadian Mint	CANADA	CID001534	Compliant
Gold	SEMPSA Joyería Platería SA	SEMPSA Joyería Platería SA	SPAIN	CID001585	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	Compliant
Gold	Solar Applied Materials Technology Corp.	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	Compliant
Tantalum	Taki Chemicals	Taki Chemicals	JAPAN	CID001869	Compliant

Gold	Tanaka kikinzoku kogyo K.k	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	Compliant
Tin	Thaisarco	Thaisarco	THAILAND	CID001898	Compliant
Gold	Tokuriki Honten Co., Ltd.	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980	Compliant
Gold	United Precious Metal Refining, Inc.	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	Compliant
Gold	Valcambi SA	Valcambi SA	SWITZERLAND	CID002003	Compliant
Tin	White Solder Metalurgica	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	Compliant
Tin	Yunnan Chengfeng	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	Active
Tin	Yunnan Tin Company, Ltd.	Yunnan Tin Group (Holding) Company Limited	CHINA	CID002180	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Compliant
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	CID002243	Compliant
Tin	PT Wahana Perkit Jaya	PT Wahana Perkit Jaya	INDONESIA	CID002479	Compliant
Tin	PT ATD Makmur Mandiri Jaya	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Compliant
Tantalum	Kemet Blue Powder	Kemet Blue Powder	UNITED STATES	CID002568	Compliant
Tin	Metallo-Chimique N.V.	Metallo-Chimique N.V.	BELGIUM	CID002773	Compliant

Appendix B
3TG Smelters and Refiners in CSI Compressco LP’s Supply Chain
Based on the information provided by CSI Compressco LP’s suppliers, the identified 3TG smelters and refiners, and CFSI, CSI Compressco LP believes that the countries of origin of the 3TG in the Compressors may include some or all of the countries listed below.
This list is based on CSI Compressco LP supplier data as of May 25, 2016. In many cases, suppliers provided information encompassing their entire supply chain; this information was not limited to facilities that contributed only the 3TG used in the particular Components and Parts supplied to the Company. As a result, we are unable to conclusively determine whether the Compressors in fact contain 3TG from these countries.

Australia
Bolivia
Brazil
Burundi
China
Democratic Republic of Congo
Indonesia
Peru
Rwanda